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                                                                  Exhibit (a)(5)


                          Offer to Purchase for Cash

                   all of the outstanding Ordinary Shares of
                  INTERNATIONAL COMFORT PRODUCTS CORPORATION

                                      at
                            U.S.$11.75 Per Share by
                           TITAN ACQUISITIONS, LTD.

                           A Wholly Owned Subsidiary

                                      of
                        United Technologies Corporation


             THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT TORONTO TIME,
    ON WEDNESDAY, JULY 28, 1999, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.


To Our Clients:

  Enclosed for your consideration are the Offer to Purchase and Circular dated June 30, 1999 and the related Letter of Transmittal and Notice of Guaranteed Delivery (which collectively constitute the "Offer"), in connection with the offer by Titan Acquisitions, Ltd., a corporation organized under the laws of the Province of New Brunswick (the "Offeror") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("UTC"), to purchase all of the issued and outstanding ordinary shares (the "Shares") of International Comfort Products Corporation, a corporation continued under the federal laws of Canada (the "Corporation"), at a price of U.S.$11.75 in cash for each Share upon the terms and subject to the conditions set forth in the Offer. If a shareholder wishes to deposit Shares pursuant to the Offer and (i) the certificates representing such Shares are not immediately available or
(ii) the shareholder is not able to deliver the certificates and all other required documents to a Depositary at or prior to the Expiry Time (as defined in the Offer to Purchase and Circular) or (iii) the shareholder cannot comply with the procedures for book-entry on a timely basis, such Shares may nevertheless be deposited pursuant to the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase and Circular. Citibank, N.A. will act as the depositary in the United States (the "U.S. Depositary"), Montreal Trust Company of Canada, as the depositary in Canada (the "Canadian Depositary") and Georgeson & Company, Inc. as the information agent (the "Information Agent") in connection with the Offer. Each of the U.S. Depositary and the Canadian Depositary may be referred to herein as a "Depositary."

  We are (or our nominee is) the holder of record of Shares held by us for your account. A deposit of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to deposit Shares held by us for your account.

  Accordingly, we request instructions as to whether you wish to have us deposit on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

  Please note the following:

  1. The offer price is U.S.$11.75 in cash for each Share upon the terms and subject to the conditions set forth in the Offer.

  2. The Offer is subject to certain conditions, including that there are validly deposited under the Offer and not withdrawn as at the Expiry
     Time (as described below), together with any Shares held by or on behalf of UTC or any of its subsidiaries, a number of Shares which represents not less than 71% of the
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    Shares outstanding (calculated on a fully diluted basis) as at the Expiry
    Time. See Section 5 of the Offer to Purchase and Circular.

  3. The Offer is being made for all of the issued and outstanding Shares.

  4. Tendering shareholders will not be obligated to pay brokerage fees or commissions if they accept the Offer by depositing their Shares directly with a Depositary. Transfer taxes, if any, on the purchase of Shares will be paid by the Offeror. However, U.S. federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. Canadian Shareholders who deposit their Shares are not generally subject to such federal income backup withholding, though such withholding may be assessed under certain circumstances. See Instruction 8 of the Letter of Transmittal.

  5. The Offer is open for acceptance until 12:00 Midnight (Toronto time) on July 28, 1999, unless the Offer is extended or withdrawn.

  6. The board of directors of the Corporation has, by the unanimous vote of all directors present, recommended that the shareholders of the Corporation accept the Offer.

  7. In all cases, payment for the Shares deposited and taken up by the Offeror will be made only after timely receipt by a Depositary of (i) the certificates representing the Shares or a book-entry confirmation of the transfer of such Shares into the Depositary's account at The Depository Trust Company or the Canadian Depositary for Securities, (ii) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, in respect of such Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal or an Agent's Message (as defined in the Offer to Purchase and Circular) in connection with a book-entry transfer and (iii) any other required documents.

  8. Shares accepted for purchase will be paid for in United States dollars, unless you instruct us, on your behalf, to receive payment in Canadian dollars by checking the appropriate box in the Letter of Transmittal deposited with the Shares and forwarding to the Canadian Depositary the certificates (or book-entry confirmation), the duly executed Letter of Transmittal and any other required documents, all as described in the preceding paragraph. The amount payable in Canadian dollars will be determined on the basis of the market rate of exchange obtained by the Offeror (net of any applicable commissions or exchange charges) on the business day immediately preceding the day of the delivery of such payment by the Canadian Depositary.

  If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such shares will be deposited unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a deposit on your behalf prior to the Expiry Time.

  Note for U.S. Shareholders: The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with such state statute, the Offer will not be made to (nor will deposits be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.



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                       Instructions with respect to the

                          Offer to Purchase for Cash

                    All of the Outstanding Ordinary Shares

                 of International Comfort Products Corporation

  The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase and Circular dated June 30, 1999 and the related Letter of Transmittal and Notice of Guaranteed Delivery (which collectively constitute the "Offer"), in connection with the offer by Titan Acquisitions Ltd., a corporation organized under the laws of the Province of New Brunswick (the "Offeror"), a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("UTC"), to purchase all issued and outstanding ordinary shares (the "Shares") of International Comfort Products Corporation, a corporation continued under the federal laws of Canada (the "Corporation"), at the price of U.S.$11.75 in cash for each Share upon the terms and subject to the conditions set forth in the Offer.

  This will instruct you to transfer to the Offeror the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon terms and subject to the conditions set forth in the Offer.

  [_] Check here if you wish to receive a payment in Canadian dollars.
     Otherwise, payment will be made in United States dollars.


 Number of Shares to be Tendered*: _________________________________________

 Date: _____________________________________________________________________

                                   SIGN HERE

 Signature(s): _____________________________________________________________

 (Print Name(s)): __________________________________________________________

 Print Address(es): ________________________________________________________

 (Area Code and Telephone Number(s)): ______________________________________

 (Taxpayer Identification or Social Security Number(s) (U.S. Shareholders only)):

 -------------------------------------


* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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